Exhibit 10.3

CONSULTING SERVICES AGREEMENT

          This Consulting Services Agreement (the "Agreement"), effective October 15, 2008, is made by and between IR.VN, LLC (the "Consultant") and Business.VN, Inc., a Nevada corporation (the "Company"). The Consultant and the Company shall hereafter be referred to individually as a "Party" and collectively as the "Parties.

WHEREAS, Consultant has extensive background in the area of shareholder relations and broker dealer networking;
WHEREAS, Consultant desires to be engaged by Company to provide consulting services to Company subject to the conditions set forth herein;

          WHEREAS, Company is a publicly traded corporation with its common stock shares trading on the Over the Counter Bulletin Board under the trading symbol BVNI and desires to further develop its business; and

WHEREAS, Company desires to engage Consultant to provide the Services in his area of knowledge and expertise on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration for those services Consultant agrees to provide to the Company, the Parties agree as follows:
1.	Services of Consultant.
(a)

Consultant will organize one-on-one meetings with potential large investors, stockbrokers, money managers, mutual funds, market makers, analysts and newsletter publishers. In addition, Consultant will have access to thousands of individual investors through its alliance network. Current and accurate information about the company will be provided with the ultimate goal of increasing Company's shareholders base and equity-financing marketplace.

(b)

Consultant will provide outbound phone calls to qualified stockbrokers through Consultant's network. The broker network ranges from small cap investments, to investors that speculate in small and micro-cap stocks. Consultant will evaluate market positioning and recommend financial communication products and services.

(c)

Consultant will contact Company's current shareholders to keep them updated and informed of all recent corporate developments. Consultant will send out the "InvestorRelations.vn Newsletter" to the database with approval from the Company. As necessary, Consultant will send out press releases, quarterly and annual financial reports and any other information relative to Company's progress. In doing so, Consultant is able to create and maintain a shareholder communications database that can be used for immediate and timely correspondence in the future

(d)

A one-two-page fact sheet detailing critical and timely corporate or financial information can be released to thousands of investors and stockbrokers. Consultant will design an updated PDF one page fact sheet and a Corporate Summary PDF sheet. The necessary information and disclosures statements are properly covered to make it as effective marketing tool as possible. The Company will approve all information on the fact sheet before it is ever sent to the databases.

2.	Consideration for Services.
Company will compensate Consultant as follows:
	(a)	Company will pay Consultant the sum of Five Thousand Dollars ($5,000.00) per month; and,
	(b)	Company shall issue to the Consultant 200,000 shares of the Company's restricted stock upon signing of this agreement
	(c)	Company will issue an additional 150,000 Restricted Shares of Company's stock to Consultant on March 1, 2009
3.	Confidentiality.

          Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party. Confidential Information need not be marked as confidential at the time of disclosure to receive "Confidential Information" protection as required herein, rather all information disclosed that, given the nature of the information or the circumstances surrounding its disclosure reasonably should be considered as confidential, shall receive "Confidential Information" protection.

4.	Indemnification.
	(a)	Indemnification by Company.

          The Company agrees to indemnify, defend, and shall hold harmless Consultant and/or its agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Company's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Company, or (iv) arises out of the performance of Consultant's duties hereunder.

	(b)	Indemnification by Consultant.

          The Consultant agrees to indemnify, defend, and shall hold harmless Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

	(c)	Notice.

          In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

5.	Termination and Renewal.
	(a)	Term.

          The term of this Agreement shall be one (1) year (the "Term") beginning on October 15, 2008 and ending on October 14, 2009, unless sooner terminated by the Parties pursuant to the requirements of Section 5(b).

	(b)	Termination.

          Either party may terminate this Agreement on thirty (30) calendar day's written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement or at such time as mutually agreed to in writing by the Parties. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

	(c)	Termination and Payment.

          Upon any termination or expiration of this Agreement, Company shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Company any and all outstanding services due through the effective date of this Agreement.

6.	Remedies.

          Should Consultant at anytime materially breach any of terms outlined in this Agreement, Company shall have the right to seek remedies, including but not limited to: i) a temporary restraining order and permanent injunction; or ii) cancellation of the interests underlying the stock certificates.

7.	Miscellaneous.
	(a)	Independent Contractor.

          Consultant is performing services hereunder as an independent contractor, and is responsible for all tax consequences flowing from this Agreement. As such, Consultant shall not be required to expend any specific amount of time in the performance of his duties hereunder, and may freely pursue other endeavors, although Consultant shall exert his best efforts and expend such time and resources as reasonably required to achieve Company's goals and meet Company's objectives.

	(b)	Negative Covenants.

          Consultant hereby covenants that at no time will he provide any service that directly or indirectly promotes or maintains a market for the Company's securities nor act as a conduit for distributing securities to the general public. Moreover, Consultant will not provide certain services including but not limited to: acting as a broker.

	(c)	Rights Cumulative; Waivers.

          The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

	(d)	Benefit; Successors Bound.

          This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

	(e)	Entire Agreement.

          This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

	(f)	Assignment.

          Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

	(g)	Amendment.
This Agreement may be amended only in a writing executed by all the parties hereto.
	(h)	Severability.

          Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

	(i)	Notices.

          Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

If to Company:	If to Consultant:
Business.VN, Inc. Attn: Sheldon Silverman, CEO 9449 Balboa Avenue, Suite 103 San Diego, CA 92123	IR.VN, LLC Attn: Larry Heuchert, President 6160 Blue Dawn Trail San Diego, CA 92130-3307

(j)	Warranty of Authority.
The person signing this Agreement on behalf of each party hereby warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.
(k)	Disputes.

          In the event of any dispute, the parties respective decision makers agree to meet within three (3) business days and in good faith seek an informal resolution of the disputed issue. If no resolution is reached, the parties agree to submit any claim, dispute or controversy ("Claim") against the other, or against the employees, agents or assigns of the other, arising from or relating in any way to this Agreement, including Claims regarding the applicability of this arbitration clause or the validity of the entire Agreement, to binding arbitration to be administered by JAMS under its Streamlined Rules, unless the parties otherwise agree. The sole arbitrator shall have the power to determine issues of arbitrability, and shall apply the laws of the State of California, except for, and limited only to claims or issues where California law is preempted by federal statute. All other issues shall be governed by applicable California law. If the parties cannot agree on a single arbitrator, a panel of 3 arbitrators shall be employed, the parties each selecting one arbitrator, and the two arbitrators so selected shall choose a third "independent" arbitrator. All arbitrators must either be licensed attorneys or retired judges. The parties shall have right to full discovery to the extent permitted by the California Code of Civil Procedure and California Rules of Court applicable to judicial arbitrations. The arbitrator(s) shall be empowered to appoint experts and/or consultants, resolve discovery disputes grant equitable relief, compensatory and punitive damages, and grant any relief a party could obtain in an action initiated in the a California Superior Court, proceed ex-parte should one party fail to appear, and grant any other type of relief appropriate to the particular circumstances. The arbitrator shall have the power to award the prevailing party its litigation expenses including reasonable attorney's fees and costs, and expert witness fees. The hearing shall take place within 6 months of submission to arbitration. No pre-hearing motions may be filed, other than with respect to requests for injunctive relief and discovery disputes. The arbitration hearing will be held in San Diego, California. Judgment may be entered in any court of competent jurisdiction. The parties agree that all proceedings are confidential until 30 days after the award is made. In the event the losing party fully complies with all aspects of any adverse decision, including payment of all amounts awarded to the other party, the matter shall be sealed and remain confidential in perpetuity.

(l)	Survival of Provisions.
The provisions contained in paragraphs 3, 4, 5 and 7(b) of this Agreement shall survive the termination of this Agreement.
(m)	Execution in Counterparts.
This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

COMPANY:	CONSULTANT:

BUSINESS.VN, INC.	IR.VN, LLC

By: /s/ Sheldon Silverman Sheldon Silverman, CEO	By: /s/ Larry Heuchert Larry Heuchert, President